As filed with the Securities and Exchange Commission on April 17, 1997
                                              Registration No. 333-
_____________________________________________________________________________
_____________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                         _____________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                     _______________________________________
                            ECOSCIENCE CORPORATION
              (Exact name of registrant as specified in its charter)

             Delaware                                       04-2912632
  (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                       Identification No.)

                                10 Alvin Court
                         East Brunswick, New Jersey  08816
                                (908) 432-8200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          _______________________________
                               MICHAEL A. DeGIGLIO,
                             CHIEF EXECUTIVE OFFICER
                              EcoScience Corporation
                                  10 Alvin Court
                         East Brunswick, New Jersey  08816
                                (908) 432-8200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          _______________________________
                                   Copies to:
                             KENNETH S. BOGER, ESQ.
                             Warner & Stackpole LLP
                                75 State Street
                          Boston, Massachusetts  02109
                                 (617) 951-9000
                          ____________________________

     	Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

     	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        Calculation of Registration Fee
_____________________________________________________________________________
                                  Proposed         Proposed
   Title of each     Amounts      Maximum          Maximum         Amount of
Class of Securities   to be    Offering Price      Aggregate     Registration
 to be Registered   Registered  Per Share (1)  Offering Price(1)     Fee
_____________________________________________________________________________
Common Stock, $.01   1,196,000
par value per share    Shares       $l.44        $1,722,240.00     $521.89
_____________________________________________________________________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Common Stock of the Registrant on April 14, 1997 as reported by Nasdaq.

    	The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                               1,196,000 SHARES

                            ECOSCIENCE CORPORATION
                                10 Alvin Court
                      East Brunswick, New Jersey  08816

                   COMMON STOCK, PAR VALUE, $.01 PER SHARE

    	The 1,196,000 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), offered hereby are being sold by certain stockholders (the "Selling Stockholders") of EcoScience Corporation, a Delaware corporation. The Selling Stockholders have advised the Company that they propose to sell the Shares, from time to time, publicly through broker-dealers acting as agents for others or as principals for their own accounts, or in private sales. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

    	The Common Stock of the Company is traded in the over-the-counter market, and prices are quoted on the SmallCap Market of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the symbol "ECSC." The last sale price of the Common Stock as reported by Nasdaq on April 14, 1997 was $1.50 per share.

    	SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK.

                        _______________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        _______________________________







                The date of this Prospectus is [________], 1997.

                              TABLE OF CONTENTS


                                                                     Page
                                                                     ----
Available Information                                                  1

Incorporation of Certain Information by Reference                      1

The Company                                                            3

Risk Factors                                                           4

Selling Stockholders                                                   8

Plan of Distribution                                                   9

Validity of Common Stock                                              10

Experts                                                               10

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq SmallCap Market, and such reports, proxy statements and other information can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the facilities of the Commission referred to above.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1996, which incorporates by reference certain portions of the Proxy Statement for the Company's 1996 Annual Meeting of Stockholders and certain portions of the Company's 1996 Annual Report to Stockholders;

          (b) Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 14, 1996; and

          (c) Quarterly Report of the Company on Form 10-Q for the quarter ended December 31, 1996 filed with the Commission on February 13, 1997; and

          (d) The description of the Company's Common Stock contained in the Registration Statement of the Company on Form 8-A filed with the Commission on December 20, 1991, which incorporates by reference certain portions of the Company's Registration Statement on Form S-1 (Registration No. 33-44664) filed with the Commission on December 20, 1991.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents unless specifically incorporated herein by reference). Requests should be directed to Michael A. DeGiglio, Chief Executive Officer, EcoScience Corporation, 10 Alvin Court, East Brunswick, New Jersey 08816, telephone number (908) 432-8200.

                      _________________________________

     Unless the context otherwise requires, "EcoScience" or the "Company" refers to EcoScience Corporation and its subsidiaries.

                                  THE COMPANY

     EcoScience Corporation is a marketing, sales and product development company servicing the needs of the agricultural specialties markets and professional pest control operators. The Company provides (i) sophisticated growing systems to greenhouse operators, (ii) technologically advanced sorting and grading equipment to produce packers, (iii) equipment, coatings and disease control products, including natural biologicals for protecting fruits and ornamentals in storage and transit to market, and (iv) unique biological pest control products to pest control operators. The Company focuses on the technical marketing of agricultural specialties products and services and the development of biological pest control products.

     The Company serves the specialty agriculture market through its three wholly-owned subsidiaries: Agro Dynamics, Inc. and Agro Dynamics Canada Inc. (collectively, "AGRO") and the EcoScience Produce Systems Corp. ("EPSC"). EcoScience was incorporated under the laws of the State of Florida on August 27, 1982, and was reincorporated in the State of Delaware on June 29, 1988.
On November 18, 1992, EcoScience acquired all of the outstanding capital stock of AGRO, an East Brunswick, New Jersey based company that designs and markets products and growing systems for the North American horticulture industry. Through AGRO, the Company sells technologically advanced products and services for intensive farming. On May 24, 1994, the Company acquired certain assets and liabilities of American Machinery Corporation ("AMC"), an Orlando, Florida based business that provides postharvest coating products and services to the fresh fruit and vegetable markets throughout the United States, the Caribbean, Central America and South America. Concurrent with the acquisition of AMC, the Company formed EPSC to combine the AMC product line and operating unit with its existing activities. EcoScience sells to pest control operators through a marketing collaboration with Terminix International Company L.P.
The Company's operations have been funded through public and private placements of its equity securities, bank loans and lease financings, revenues from product sales, licensing, collaborative research and development arrangements and investment income.

     The Company's primary products are (i) advanced growing systems based on Stonewool(Registered Trademark) manufactured by Grodania A/S ("Grodania"),
(ii) sophisticated sorting and grading equipment manufactured by Aweta B.V. ("Aweta"), (iii) computerized environmental and irrigation systems manufactured by H. Hoogendorn Automation B.V., (iv) PacRite(Registered Trade-mark) and Indian River Gold(Trademark) coatings manufactured by EPSC, (v) the Bio-Save(Trademark) PostHarvest BioProtectant line of products and (vi) the Bio-Blast(Trademark) Biological Termiticide manufactured by EcoScience Corporation. In addition, the Company distributes a broad array of specialty products used in greenhouses and in fruit, vegetable and ornamental packing.

     The Company operates from its headquarters in East Brunswick where it maintains sales, marketing and warehousing operations, and its Orlando, Florida facility which contains the Company's major coatings and biologicals production facility. The Company also maintains sales, service and warehouse operations in Visalia, California; Ventura, California; Englewood, Colorado; Yakima, Washington; and Milton, Ontario, Canada.

     The Company's current strategy is to focus its product acquisition, development and commercialization efforts in the following major markets: (i) intensive farming and horticulture of produce and ornamentals; (ii) post harvest fruits and vegetables; and (iii) biological pest control. The Company intends to concentrate and commit its available technical and financial resources on its existing line of commercial products and related operations in order to increase sales, expand market penetration and acceptance and improve the quality and performance of such products. The Company believes that through its marketing emphasis on core products and technologies, combined with substantial reduction in operating expenses resulting from its restructuring program initiatives, the Company's ability to achieve commercial viability in the foreseeable future will be enhanced.

     EcoScience headquarters are located at 10 Alvin Court, East Brunswick, New Jersey 08816, and its telephone number is (908) 432-8200.


                                 RISK FACTORS

     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

     Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. The Company has incurred operating losses since its inception and may incur a net loss for the current fiscal year. As of December 31, 1996, EcoScience had an accumulated deficit of approximately $53.4 million. Losses may continue in the future and there can be no assurance that EcoScience will achieve profitability.

     Dependence on Suppliers. The Company has entered into a distribution agreement with Grodania A/S, a Danish company, pursuant to which the Company has obtained exclusive rights to distribute in the United States and Canada the Grodan brand of Stonewool, an inert growing medium, manufactured by Grodania. Sales of these products by the Company accounted for approximately 45%, 43% and 59% of the Company's total product sales in fiscal years 1996, 1995 and 1994, respectively. The Company expects sales of the Grodania products will continue at approximately these percentage levels in fiscal year 1997. The original term of the agreement extends until December 31, 1997, at which time the agreement automatically extends for successive one year terms, unless either party shall terminate the agreement in accordance with the termination provisions thereof. The Company has also entered into a distribution agreement with Aweta, B.V., a Dutch company, pursuant to which the Company has obtained rights to distribute sophisticated sorting and grading systems for fruits and vegetables in North America, Mexico and the Caribbean. Sales of these products by the Company accounted for approximately 20% of total product sales in fiscal year 1996. The Company expects that sales of the Aweta products will continue at approximately that percentage level for fiscal year 1997. The term of the agreement extends until July 31, 1998 with respect to the North American territory, at which time the agreement automatically extends for successive three year terms with respect to that territory, and until July 31, 1997 with respect to the Caribbean and Mexican territories, at which time the agreement automatically extends for successive one year terms with respect to those territories. Either party may terminate the agreement upon 90 days prior written notice to the other of a default of the conditions or covenants contained in the agreement and failure to cure such default. In addition, the Company has entered into a distribution agreement with H. Hoogendoorn Automation B.V., a Dutch company, pursuant to which the Company has obtained exclusive rights to distribute certain environmental control products in the United States, Canada and Mexico. The term of the agreement extends until June 30, 1997, at which time the agreement automatically extends for successive one year terms. Either party may, upon 90 days written notice to the other, terminate the agreement at the end of the then current term. Termination of any of these agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Future Capital Needs. The Company's future capital requirements will depend on many factors, including cash flow from operations, competing technological and market development and the Company's ability to market its products successfully. The Company plans to finance its cash needs with existing cash reserves and interest earned thereon, with revenue from product sales, and with bank loans, leases and debt financings. To the extent that such funds are not sufficient to finance the Company's activities, the Company will have to raise additional funds through public offerings or private placements of equity or debt securities or through other means. There can be no assurance that additional financing will be available on acceptable terms, if at all.

     Competition. The Company faces substantial competition in the sale of certain products and growing systems to greenhouses and nurseries in North America. Competition in the fruit and vegetable coatings market is similarly intense. Fruit and vegetable coating products are developed and marketed primarily by several large corporations which are better established in the industry, have substantial technical and financial resources and offer a full range of products, including products which compete directly with the Company's Bio-Save PostHarvest BioProtectant products. In addition, several corporations which are smaller in size than EcoScience offer a limited range of fruit and vegetable coating products which compete with the Company's products.

     Competition in the pesticide industry also is intense. The Company competes with large manufacturers of synthetic chemical pesticides and established biopesticide companies. The pesticide industry is dominated by large chemical companies located in the United States, Japan and Europe. These companies have substantial financial and technical resources, extensive sales and distribution capabilities, varied product registration experience and the ability to manufacture products efficiently. The Company believes that the commercial success of its biological pest control products will depend upon the development of cost effective products which compete with synthetic chemical pesticides on the basis of effectiveness, safety and ecological benefit. In addition, product line profitability will depend upon cost effective production and strong sales and distribution networks for the Company's products.

     Possible Volatility of Share Price. There has been a history of volatility in the market prices for securities of emerging growth and technology-based companies. Factors such as announcements of technological innovations or new products by the Company or its competitors, government regulatory action, public concern as to the safety of products developed by the Company or its competitors, patent or proprietary rights developments and market conditions in general could have a significant impact on the future market price of the Common Stock.

     Uncertain Market Acceptance. The Company's sales of biopesticide products will be dependent on market acceptance of those products. The predominant pest control products in use today are synthetic chemical pesticides. Biopesticides can require pest control practices, such as the timing and method of application, that are different from those typically associated with synthetic chemical products. In addition, while the Company's products may obtain levels of pest control over time which are comparable to synthetic chemical pesticides, initial control may not be reached as rapidly. The rate at which consumers adopt new pest control practices will affect directly the market acceptance of the Company's biopesticide products. To date, the Company has had limited success in marketing its biopesticide products. There can be no assurance that those products will be accepted in the marketplace or that any other product developed by the Company will be successfully commercialized.

     Government Regulation and Product Registration. Many of the Company's products and products under development by EcoScience are classified as pesticides and must meet rigorous testing and registration requirements of the U.S. Environmental Protection Agency ("EPA"), state regulatory authorities and other domestic regulatory agencies. The pesticide registration process in many developed countries is as complex and detailed as it is in the United States. Most developed countries conduct their own evaluation of data, may require registration of pesticides before sales are allowed, and may require data different from or in addition to that required in the United States. The fact that a particular pesticide product is already registered in the United States may not result in more rapid approval for that product in another country. Compliance with regulatory procedures is expensive and can be lengthy. The Company estimates that the period between submission of applications for EPA registration and approval is two years, although that period can extend for a longer time and there can be no assurance that such registrations or approvals will be obtained. Failure to obtain such approvals could adversely impact the Company's business.

     Unpredictability of Patent Protection and Proprietary Technology. The Company owns or has rights to certain proprietary information, including patent and patent applications, which relate to its technology and products. The Company believes that patents and trade secret protection for its products is important to the ultimate success of its business. There can be no assurance that additional patents will be issued or, if issued and challenged, will be ultimately determined to be valid. Furthermore, there can be no assurance that the Company will be able to maintain the secrecy of any of its proprietary technology or trade secrets or that other companies will not develop independently substantially equivalent or better information and technologies. In addition, issued patents may not provide adequate protection for the technology to which they relate and patents may be infringed upon by others. Defense and prosecution of patent infringement claims can be expensive and time consuming, even if the outcome is favorable to the Company.

     Manufacturing Risks. The Company attempts to maintain flexibility in deciding whether to manufacture products internally or contract third party manufacturers. The primary factors the Company will consider in making this determination include the availability and cost of third party sources, the anticipated manufacturing volume and the Company's ability to manufacture profitably. The Company manufactures its fruit and vegetable coatings internally at its Orlando, Florida facility. The Company has entered into manufacturing agreements with third party manufacturers for the manufacture of its BioSave postharvest disease control products and the active ingredient in its BioBlast termiticide product. There can be no assurance that any manufacturing done by the Company can be achieved cost-effectively. Furthermore, delays in locating third party manufacturing sources, or inadequate performance by any third party manufacturer could have a material adverse impact on the Company's business.

     Dependence on Key Management. The future success of the Company is dependent, in part, on the efforts of its senior management. The loss of the services of one or more of these individuals may have a material adverse effect upon the Company. The Company does not have employment agreements with any of its executive officers for a specific term. The recruitment and retention of skilled management personnel is important to the Company's success and competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract and retain such personnel.

     Seasonality. The timing of the Company's operating revenues may vary as a result of the seasonal nature of its business. In addition, operating revenues may be affected by the timing of new product launches, acquisitions, sales orders and other economic factors. In the past, operating revenues have been concentrated in the Company's second and third quarters as a result of the North American growing season. Although the Company believes that the historical trend in quarterly revenues for the second and third quarters of each year are generally higher than the first and fourth quarters, there can be no assurance that this will occur in future periods. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for the full fiscal year.

     Product Liability. The Company's business will expose it to potential product liability risks associated with the testing, manufacturing, sale and distribution of its technology and products. The Company maintains product liability insurance, but there can be no assurance that the Company will be able to maintain such insurance on acceptable terms, that the insurance will provide adequate coverage, or that the Company will otherwise be able to avoid significant liability exposure. Although the Company believes that its products are less likely to result in environmental damage than synthetic chemical pesticides, there can be no assurance that such damage will not result from use of the Company's products, or that the Company's liability insurance coverage would cover the Company's financial exposure in such event.

     Anti-Takeover Provisions. The Company's charter provides for staggered terms for the members of the Board of Directors and certain provisions of the by-laws may be amended only with an 80% stockholder vote. These charter and by-law provisions may discourage transactions involving an actual or potential change in control of the Company which might be beneficial to the Company or its stockholders.

     Possible Issuance of Shares of Preferred Stock. Shares of the Company's Preferred Stock $.01 par value, may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding Common Stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     No Dividends. The Company has never paid any cash dividends on its Common Stock. The Board of Directors anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.


                             SELLING STOCKHOLDERS

     All of the Shares described in this Prospectus are now and will be owned immediately after registration by the Selling Stockholders listed below. All of the Shares offered below were acquired in connection with a private equity financing pursuant to a Stock Purchase Agreement dated as of September 25, 1996, except that the Shares offered by Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated ("Taglich") represent Shares issuable upon exercise of a warrant (the "Warrant") issued to Taglich, the placement agent for the private offering, as part of its placement fee.

     The Company believes, based on information provided by the Selling Stockholders, that the Selling Stockholders own no shares of Common Stock of the Company other than the Shares and that upon the sale of the Shares owned by them and offered by this Prospectus, the Selling Stockholders will not own any shares of Common Stock of the Company.


                                                  Number of
     Name of Selling Stockholder            Shares offered Hereby
     ---------------------------            ---------------------
     Bost & Co. FBO The Bush
     Foundation                                     75,000

     Auer & Co. FBO Inter-Regional
     Financial Group                                75,000

     Pitt & Co. FBO Supervalue Inc.                100,000

     Topworks & Co. FBO Montgomery
     County Employees Retirement System            200,000

     Ell & Co. FBO AT&T Corporation                590,000

     Taglich Brothers, D'Amadeo,
     Wagner & Company, Incorporated                156,000(1)
                                                 ---------
                                                 1,196,000
                                                 _________

______________________
(1) Represents shares issuable upon conversion of an outstanding warrant to purchase Common Stock.

     The Company will not receive any proceeds from the sale by the Selling Stockholders of any of the Shares. None of the Selling Stockholders has held any position or office or had a material relationship with the Company within the past three years.


                             PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transactions; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                           VALIDITY OF COMMON STOCK

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Warner & Stackpole LLP, Boston, Massachusetts. Kenneth S. Boger, a director of the Company, is a partner of Warner & Stackpole LLP. Warner & Stackpole LLP provides legal services to the Company.


                                    EXPERTS

     The Financial Statements and Schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

     Registration fees                             $   521.89
     Legal fees and expenses                         5,500.00
     Accounting fees and expenses                    2,500.00
     Miscellaneous                                   1,478.11
                                                   ----------
          Total                                    $10,000.00
                                                   __________

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Delaware General Corporation Law, Section 102(b)(7), authorizes a corporation to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. Such elimination or limitation of personal liability is not permitted, however, where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, or payment of a dividend or approval of a stock repurchase which was deemed illegal or where a director obtains an improper personal benefit.

     The Company's Restated Certificate of Incorporation provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     The Company's Restated Certificate of Incorporation provides that any director or officer of the Company involved in any action, suit or proceeding, the basis of which is alleged action or inaction by such director or officer while he was acting in an official capacity as a director or officer of the Company or as a director, trustee, officer, employee or agent of another entity at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by Section 145 against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such alleged action or inaction continues as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Company or a director, officer, trustee, employee or agent of such other entity and inures to the benefit of the indemnitee's heirs, executors and administrators. The Restated Certificate of Incorporation also provides that the right to indemnification shall be a contract right which shall not be affected adversely as to any indemnitee by any amendment to the Restated Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment and shall include, unless otherwise restricted or prohibited by law or the Company's By-laws, the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. The Company's Board of Directors may also grant these indemnification rights to any employee or agent of the Company or to any person who is or was a director, officer, employee or agent of the Company's affiliates, predecessors or subsidiaries.

     Each of the Underwriting Agreement dated February 4, 1992 between the Company and the underwriters named in Schedule I thereto and the Underwriting Agreement dated December 22, 1993 between the Company and the underwriters named in Schedule I thereto (the underwriters shall collectively be referred to herein as the "Underwriters") provides that the Underwriters shall indemnify each director of the Company, each officer of the Company who signed the applicable Registration Statement on Form S-1 and any person who controls the Company within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") against certain liabilities, including liabilities under the Securities Act.

     The Asset Purchase Agreement dated as of March 2, 1994 by and among the Company, American Machinery Corporation ("AMC") and Aeroglide Corporation provides that AMC shall indemnify each director of the Company, each officer who signed the Form S-3 Registration Statement which became effective in December 1994 and any person who controls the Company within the meaning of the Securities Act against certain liabilities, including liabilities under the Securities Act.

     The Lease Termination Agreement dated as of January 11, 1996 between the Company and Worcester Business Development Corporation ("WBDC") provides that WBDC shall indemnify the Company and each of its directors and officers against all claims, losses, damages and liabilities arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular or other document prepared in connection with the registration of shares issued to WBDC (Registration Statement No. 33-31144), or any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements therein not misleading. WBDC shall reimburse the Company and such directors and officers for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by WBDC. The obligations of WBDC are limited to an amount equal to the proceeds of securities sold as contemplated in such Registration Statement.

     The Stock Purchase Agreement dated as of September 25, 1996 among the Company and the Selling Stockholders provides that the Selling Stockholders shall indemnify the Company and each of its directors and officers against all claims, losses, damages and liabilities arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements therein not misleading. The Selling Stockholders shall reimburse the Company and such directors and officers for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by the Selling Stockholders.

Item 16.  Exhibits.
          --------

See list of Exhibits in the Exhibit Index.

Item 17.  Undertakings.
          ------------

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Brunswick, the State of New Jersey, on April 14, 1997.


                                    ECOSCIENCE CORPORATION


                                    By: /s/ Michael A. DeGiglio
                                        -------------------------------------
                                        Michael A. DeGiglio
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Michael A. DeGiglio and Kenneth S. Boger, and each of them with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name                           Title                         Date
----                           -----                         ----

/s/ Michael A. DeGiglio
---------------------------    President, Chief Executive    April 14, 1997
Michael A. DeGiglio            Officer (Principal Executive
                               Officer) and Director

/s/ Harold A. Joannidi
---------------------------    Treasurer and Secretary       April 14, 1997
Harold A. Joannidi             (Principal Financial and
                                Accounting Officer)
/s/ Kenneth S. Boger
---------------------------    Director                      April 14, 1997
Kenneth S. Boger


/s/ E. Andrews Grinstead III
----------------------------    Director                     April 14, 1997
E. Andrews Grinstead III


/s/ Larry M. Nouvel
----------------------------    Director                     April 14, 1997
Larry M. Nouvel


/s/ David J. Ryan
----------------------------    Director                     April 14, 1997
David J. Ryan


/s/ Heinz K. Wehner
----------------------------    Director                     April 14, 1997

                            ECOSCIENCE CORPORATION

                                EXHIBIT INDEX
                                -------------

Exhibit No.   Description of Exhibit                      Sequential Page No.
-----------   ----------------------                      -------------------

 ** 4.1       Restated Certificate of Incorporation
              of the Registrant.

*** 4.2       By-Laws of the Registrant.

  * 4.3       Specimen stock certificate.

    5         Opinion of Warner & Stackpole LLP
              (filed herewith).

   23.1       Consent of Arthur Andersen LLP
              (filed herewith).

   23.2       Consent of Warner & Stackpole LLP
              (included in Exhibit 5).

   24.1       Power of Attorney of officers and
              directors of the Registrant (included
              in the signature page).

____________________
* Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-44664) or amendments thereto and incorporated herein by reference.
** Filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992 or amendments thereto and incorporated herein by reference.
*** Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form
    S-1 (Registration Statement 33-44664) or amendments thereto and incorporated herein by reference.